Exhibit 4.31

CLOSURE SYSTEMS INTERNATIONAL DEUTSCHLAND REAL ESTATE GMBH
& CO. KG
as Pledgor
THE BANK OF NEW YORK MELLON
as Collateral Agent and Pledgee
THE INSTITUTIONS NAMED HEREIN
as Pledgees

ACCOUNT PLEDGE AGREEMENT
(Kontoverpfändung)

The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e9mail communication which refers to any Credit Document (as defined in Clause 1 of this document) in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Credit Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Credit Document to an Austrian addressee.

CONTENTS

Clause	Page
1. Definitions and Language	- 3 -
2. Pledge	- 8 -
3. Purpose of the Pledges	- 9 -
4. Notice of Pledge	- 9 -
5. Pledgor’s Right of Disposal	- 10 -
6. Enforcement of the Pledges	- 11 -
7. Limitations on Enforcement	- 12 -
8. Undertakings of the Pledgor	- 14 -
9. Delegation	- 16 -
10. Indemnity	- 16 -
11. No liability	- 17 -
12. Duration and Independence	- 17 -
13. Release (Pfandfreigabe)	- 17 -
14. Partial Invalidity; Waiver	- 18 -
15. Amendments	- 18 -
16. Notices and their Language	- 18 -
17. Applicable Law, Jurisdiction	- 20 -
18. Conclusion of this Agreement (Vertragsschluss)	- 20 -
Schedule 1	- 23 -
Part 1 List of Financial Institutions	- 23 -
Part 2 List of Original Borrowers	- 23 -
Part 3 List of Original Guarantors	- 23 -
Part 4 List of Original Senior Secured Note Guarantors	- 25 -
Schedule 2 List of Accounts	- 28 -
Schedule 3 Form of Notice of Pledge	- 29 -
Schedule 4 Form of Notification of Future Accounts	- 33 -

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made on 5 November 2009
BETWEEN:
(1)	Closure Systems International Deutschland Real Estate GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) organised under the laws of the Federal Republic of Germany having its business address at Mainzer Straße 185, 67547 Worms, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Mainz under HRA 11441 (the “Pledgor”);

(2)	The Bank of New York Mellon, a public company incorporated under the laws of the state of New York, having its business address at 1 Wall Street, New York, N.Y. 10286, The United States of America, in its capacity as collateral agent under the First Lien Intercreditor Agreement (as defined below) (the “Collateral Agent ”); and

(3)	the institutions, listed in Part 1 of Schedule 1 (List of financial institutions) hereto in their capacity as lenders, issuing banks, hedge counterparties, administrative agent, local facility providers, cash management banks under the Credit Agreement (as defined below) and indenture trustee under the Senior Secured Note Indenture (as defined below);
(the institutions named in (2) and (3) are hereinafter referred to as the “Original Pledgees”).
WHEREAS:
(A)	Pursuant to a USD 1,155,000,000 and EUR 330,000,000 multi-currency term and revolving credit agreement dated on or about 5 November 2009 between, inter alia, the parties listed in Part 2 of Schedule 1 hereto as original borrowers (the “Original Borrowers”), the parties listed in Part 3 of Schedule 1 hereto as original guarantors (the “Original Guarantors”), Credit Suisse Cayman Island branch as administrative agent and The Bank of New York Mellon as collateral agent and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Credit Agreement”), certain lenders (together the “Original Lenders”) have agreed to grant certain facilities to the Original Borrowers and certain other entities which may accede to the Credit Agreement as additional borrowers.

(B)	Pursuant to a senior secured note indenture dated on or about 5 November 2009 between, inter alia, Reynolds Group Issuer LLC, Reynolds Group Issuer Inc., and Reynolds Group Issuer (Luxembourg) S.A as issuers (the “Issuers”), certain affiliates of the Issuers listed in Part 4 of Schedule 1 as original senior secured note guarantors (the “Original Senior Secured Note Guarantors”) and The Bank of New York Mellon, as indenture trustee, principal paying agent, transfer agent and registrar, (as amended, varied, novated, supplemented, superseded or extended from time to time, the “Senior Secured Note Indenture”), the Issuers will issue senior secured notes due 2016 in the aggregate principal amount of USD 1,125,000,000 (the “US Secured Notes”) and senior secured notes due 2016 in the aggregate principal amount of EUR 450,000,000 (the “Euro Secured Notes” and together with the US Secured Notes the

“Senior Secured Notes”) to certain noteholders.

(C)	The Pledgor has agreed to grant a first ranking pledge (subject to the pledges existing by operation of the general business conditions (Allgemeine Geschäftsbedingungen) of the respective Account Bank (as defined below)) over its Accounts (as defined below) as security for the Pledgees’ (as defined below) respective claims against the Grantors (as defined below) (or any of them) in respect of the Obligations (as defined below).

(D)	The security created by or pursuant to this Agreement is to be administered by the Collateral Agent for the Secured Parties (as defined below) pursuant to a first lien intercreditor agreement dated on or about 5 November 2009 between, inter alia, the Collateral Agent, the Indenture Trustee, the Administrative Agent and the Grantors (each as defined below) and others (as amended, varied, novated, supplemented, superseded or extended from time to time, the “First Lien Intercreditor Agreement”).

(E)	The Pledgor has granted security interests over the Accounts (as defined below) to Credit Suisse and others pursuant to existing security documents entered into in connection with certain existing financing arrangements with Credit Suisse and others (the “Existing Security”). The Existing Security will be released on or about the date hereof in accordance with the terms of a release agreement between the Pledgor, Credit Suisse and others.
NOW, IT IS AGREED as follows:
1.	DEFINITIONS AND LANGUAGE

1.1	Definitions

In this Agreement:

“Account Banks” means the credit institutions administering the Accounts and “Account Bank” means any of them.

“Accounts” means all bank accounts (including without limitation giro accounts and accounts for saving deposits (Spareinlagen), time deposits (Termineinlagen) or call money deposits (Tagesgeldeinlagen)) which the Pledgor holds at present or may at any time hereafter open with any credit institution in the Federal Republic of Germany (including without limitation the accounts listed in Part 1 of Schedule 2 (List of Accounts) but excluding any Social Security Bank Account as listed in Part 2 of Schedule 2 (List of Excluded Accounts)) and any sub-account (Unterkonto), renewal, redesignation or replacement thereof, and “Account” means any of them.

“Administrative Agent” means Credit Suisse Cayman Island branch, having its business address at One Madison Avenue, New York, NY 10010, United States of

America in its capacity as administrative agent under the Credit Agreement and any successor appointed as administrative agent under the Credit Agreement.

“Borrowers” means the Original Borrowers and any entity which may accede to the Credit Agreement as an additional borrower and “Borrower” means any of them.

“Cash Management Bank” shall mean Citibank NA, Banco Nacional De Mexico S.A., Citibank International PLC, UK, Citibank (China) Co., Limited, Citibank Global Markets Deutschland AG & Co KGaA, Citibank ZRT, Hungary, a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time the cash management services arrangement is entered into) provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as cash management bank.

“Cash Management Services” shall mean any agreement or arrangement by a Cash Management Bank to provide any composite accounting or other cash pooling arrangements and netting, overdraft protection and other arrangements with any bank arising under standard business terms of such Cash Management Bank to a Grantor.

“Credit Documents” shall mean the Loan Documents and the Senior Secured Note Documents.

“Enforcement Event” shall mean an Event of Default.

“Event of Default” means any event of default (Kündigungsgrund) under the Credit Agreement and/or the Senior Secured Note Indenture.

“Existing Intercreditor Agreement” means the existing intercreditor agreement dated 11 May 2007 (as amended by a letter dated 21 June 2007 and a further letter dated 29 June 2007 and as amended and restated on or about the date hereof) between, inter alia, Beverage Packaging Holdings (Luxembourg) I S.A., Rank Group Holdings Limited (now Reynolds Group Holdings Limited), Beverage Packaging Holdings (Luxembourg) II S.A., Beverage Packaging Holdings (Luxembourg) III S.à r.l., Credit Suisse as security trustee and others.

“Future Pledgee” means any entity which may become a pledgee hereunder by way of (i) transfer of the Pledges by operation of law following the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of any part of the Obligations from any Original Pledgee or Future Pledgee to such future pledgee and/or (ii) accession to this Agreement pursuant to sub-Clause 2.3 hereof as pledgee.

“Grantors” means the Loan Parties, the Issuers and the Senior Secured Note Guarantors and any person that has granted a security interest to the Collateral Agent and/or the Secured Parties in respect of the obligations of the Loan Parties, the Issuers and the Senior Secured Note Guarantors under the Credit Documents and “Grantor” means any of them.

“Grantors’ Agent” shall mean Reynolds Group Holdings Limited or any other person appointed as agent of the Grantors in accordance with the Principal Finance Documents.

“Group” means Reynolds Group Holdings Limited and its direct or indirect subsidiaries (Tochtergesellschaften).

“Hedge Counterparty” means a Lender, the Administrative Agent or any of the Lender’s or the Administrative Agent’s affiliates (at the time a hedging agreement is entered into) who has entered into a hedging agreement for the purpose of hedging interest rate liabilities and/or any exchange rate and/or commodity price risks provided it has become a party, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, to the First Lien Intercreditor Agreement in its capacity as hedge counterparty.

“Incremental Assumption Agreement” shall mean an incremental assumption agreement relating to incremental facilities of up to USD 400,000,000 among, and in form and substance reasonably satisfactory to, one or more Borrowers, the Administrative Agent, one or more Incremental Term Lenders and/or one or more Incremental Revolving Credit Lenders pursuant to which one or more Incremental Term Lenders make available Incremental Term Loan Commitments and/or one or more Incremental Revolving Credit Lenders make available Incremental Revolving Credit Commitments respectively.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding revolving loan under the Credit Agreement of any class as a result of an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain revolving credit loans to one or more Borrowers.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to the Credit Agreement, to make available certain term loans to one or more Borrowers.

“Indenture Trustee” shall mean The Bank of New York Mellon, in its capacity as indenture trustee under the Senior Secured Note Indenture and any successor appointed as indenture trustee under the Senior Secured Notes Indenture.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and the Existing Intercreditor Agreement, in each case as amended, novated, supplemented, restated, or modified from time to time.

“Issuing Bank” means Credit Suisse or any other Lender or any affiliate of Credit Suisse or any other Lender that issues letters of credit or bank guarantees under the Credit Agreement.

“Lenders” shall mean the Original Lenders and any entity which may become a lender under the Credit Agreement in the future and “Lender” means any of them.

“Loan Documents” shall mean the Credit Agreement, any borrowing subsidiary agreement and/or guarantor joinder agreement relating to the Credit Agreement, any letter of credit or bank guarantee relating to the Credit Agreement, any security documents relating to the Credit Agreement, any hedging agreement entered into by a

Hedge Counterparty and a Grantor, each Incremental Assumption Agreement, the Intercreditor Arrangements, each Promissory Note, any agreement between a Grantor and a Cash Management Bank relating to Cash Management Services, each Local Facility Agreement and any other document that may be entered into pursuant to any of the foregoing in relation to the Credit Agreement.

“Loan Parties” shall mean the Borrowers, the Original Guarantors and any entity which may accede to the Credit Agreement as additional guarantor and a “Loan Party” means any of them.

“Local Facilities” means working capital facilities provided to a Grantor (other than Beverage Packaging Holdings (Luxembourg) I S.A., Beverage Packaging Holdings (Luxembourg) II S.A. Beverage Packaging Holdings (Luxembourg) III S.à.r.l. and the Borrowers) by a Local Facility Provider and “Local Facility” means any of them.

“Local Facility Agreements” shall mean any agreement under which a Local Facility is made available.

“Local Facility Provider” means HSBC Trinkaus & Burkhardt AG, Deutsche Bank AG, Commerzbank Aktiengesellschaft, Bank of America, N.A. and Hong Kong and Shanghai Banking Corporation Ltd., Thailand, provided in each case it has become a party to, or by execution of an additional bank secured party acknowledgment has agreed to be bound by the terms of, the First Lien Intercreditor Agreement in its capacity as local facility provider.

“Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Grantor to the Pledgees (or any of them) under each or any of the Credit Documents (including, but not limited to, the Parallel Obligations), together with all costs, charges and expenses incurred by any Pledgee in connection with the protection, preservation or enforcement of its respective rights under the Credit Documents or any other document evidencing or securing any such liabilities. The Obligations shall further include any obligation based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

“Parallel Obligations” means the independent obligations of any of the Grantors arising pursuant to the First Lien Intercreditor Agreement to pay to the Collateral Agent sums equal to the sums owed by such Grantor to the other Secured Parties (or any of them) under the Credit Documents.

“Pledge” and “Pledges” have the meanings given to such terms in Clause 2.1.

“Pledgees” means the Original Pledgees and the Future Pledgees, and “Pledgee” means any of them.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture and the First Lien Intercreditor Agreement.

“Promissory Note” shall mean any promissory note executed and delivered by a Borrower upon the request of a Lender evidencing the amount of principal owed by such Borrower to such Lender under the Credit Agreement.

“Secured Parties” shall mean the Lenders (including in their capacity as issuing bank(s) and/or Hedge Counterparties under the Credit Agreement), the Hedge Counterparties, the Administrative Agent, any Issuing Bank, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Credit Document, the Senior Secured Note Holders, the Indenture Trustee, the Collateral Agent, the Local Facility Providers and the Cash Management Banks.

“Senior Secured Note Documents” shall mean the Senior Secured Note Indenture, the Senior Secured Note Guarantees, the Senior Secured Notes, the Intercreditor Arrangements, any security document relating to the Senior Secured Notes and/or the Senior Secured Note Indenture and any other document that may be entered into pursuant to any of the foregoing.

“Senior Secured Note Guarantees” shall mean the guarantees of the obligations of the Issuers under the Senior Secured Notes and the Senior Secured Note Indenture by the Senior Secured Note Guarantors.

“Senior Secured Note Guarantors” means the Original Senior Secured Note Guarantors and any entity which may accede to the Senior Secured Note Indenture as additional guarantor.

“Senior Secured Note Holders” shall mean the holders from time to time of the Senior Secured Notes.

“Social Security Bank Accounts” means any and all bank accounts which the Pledgor keeps at present or may at any time hereafter keep with any institution in the Federal Republic of Germany for the benefit of employees under or pursuant to applicable workmen’s compensation schemes, social security laws or regulations, including accounts kept under or pursuant to partial retirement programs (Blockmodell Altersteilzeit).

1.2	Construction

In this Agreement:
(a)	Capitalised terms used in this Agreement (or in any notice given under this Agreement) but not defined therein shall have the meanings ascribed thereto in the First Lien Intercreditor Agreement; and

(b)	any reference in this Agreement to a “Clause” or a “Schedule” shall, subject to any contrary indication, be construed as a reference to a Clause or a Schedule hereof.
1.3	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

2.	PLEDGE
2.1	The Pledgor hereby pledges to each of the Pledgees all its present and future rights and claims (whether conditional or unconditional) arising against any Account Bank from or in relation to any of the Accounts, including without limitation:
(a)	all rights and claims in respect of present and future cash deposits (Guthaben) (including without limitation saving deposits (Spareinlagen), time deposits (Termineinlagen) (including fixed deposits (Festgeldguthaben) and termination monies (Kündigungsgelder)) and call money deposits (Tagesgeldeinlagen) (including deposits for overnight money, tom/next money, spot/next money and money until further notice (Geld b ..a. w.)) standing from time to time to the credit of the Accounts, including all claims to interest payable;

(b)	in respect of each Account maintained as a giro account (Girokonto) at present or in the future, (i) all claims in respect of present and future credit balances (positive Salden), (ii) all claims in respect of present and future credit entries (gutgeschriebene Beträge), (iii) all claims to interest payable and (iv) all other present and future monetary rights and claims arising under or in connection with the respective giro agreement (Girovertrag) (including without limitation all claims to the grant of a credit entry (Gutschriftanspruch); and

(c)	in respect of each Account maintained as a current account (Kontokorrentkonto) at present or in the future, all present and future rights and claims arising under or in connection with the respective current account agreement (Kontokorrentabrede) (including without limitation all claims to determination and acknowledgement of the current account balance (Anspruch auf Saldofeststellung und -anerkennung), all claims to present and future current account balances (Saldoforderungen) including the causal final balance (kausaler Schlusssaldo) and the right to terminate the current account relationship (Kündigung des Kontokorrents)).
(each a “Pledge” and together the “Pledges”).
2.2	Each of the Original Pledgees hereby accepts its Pledge for itself.
2.3	The Collateral Agent accepts, as representative without power of attorney (Vertreter ohne Vertretungsmacht), the respective Pledges for and on behalf of each Future Pledgee. Each Future Pledgee ratifies and confirms the declarations and acts so made by the Collateral Agent on its behalf by accepting the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of the Obligations under the Loan Documents (or part of them) from a Pledgee or the appointment to become a successor as administrative agent under the Credit Agreement or as indenture trustee under the Senior Secured Note Indenture. Upon such ratification

(Genehmigung) such Future Pledgee becomes a party to this Agreement, it being understood that any future or conditional claim (zukünftiger oder bedingter Anspruch) of such Future Pledgee arising under the Loan Documents, or, in case of a successor indenture trustee arising under the Senior Secured Note Documents shall be secured by the Pledges constituted hereunder.
2.4	All parties hereby confirm that the validity of the Pledges granted hereunder shall not be affected by the Collateral Agent acting as representative without power of attorney for each Future Pledgee.
2.5	The Pledgor herewith authorises the Collateral Agent to notify on its behalf the Pledges and/or the identity of any Future Pledgee and the new pledges created pursuant to Clause 2.3 above to each Account Bank. Upon request of the Collateral Agent, the Pledgor shall without undue delay (unverzüglich) give such notice and provide the Collateral Agent with a copy thereof.
2.6	The validity and effect of each of the Pledges shall be independent from the validity and the effect of the other Pledges created hereunder. The Pledges to each of the Pledgees shall be separate and individual pledges ranking pari passu with the other Pledges created hereunder.
2.7	Each of the Pledges is in addition, and without prejudice, to any other security the Pledgees may now or hereafter hold in respect of the Obligations.
2.8	For the avoidance of doubt, the parties agree that nothing in this Agreement shall exclude a transfer of all or part of the Pledges created hereunder by operation of law upon the transfer or assignment (including by way of novation or assumption (Vertragsübernahme)) of all or part of the Obligations by any Pledgee to a Future Pledgee.
3.	PURPOSE OF THE PLEDGES
The Pledges hereunder are constituted in order to secure the prompt and complete satisfaction of any and all Obligations. The Pledges shall also cover any future extension of the Obligations and the Pledgor herewith expressly agrees that the provisions of Section 1210 para 1 sentence 2 of the German Civil Code (Bürgerliches Gesetzbuch) shall not apply to this Agreement.
4.	NOTICE OF PLEDGE
4.1	Subject to Clause 4.3 below the Pledgor undertakes that it will without undue delay, but not later than within twenty business days after the date of this Agreement, and, in relation to any Account opened after the date of this Agreement, within ten business days after such new Account has been opened, notify each Account Bank and any other relevant third party of the Pledges by delivering a notification substantially in the form set out in Schedule 3 (Form of Notice of Pledge) by registered mail

(Einschreiben mit Rückschein). The Pledgor shall provide the Collateral Agent with a copy of each such notification and of the corresponding return receipt (Rückschein). In addition, the Pledgor shall use all reasonable efforts to procure that each Account Bank promptly acknowledges receipt of the respective notification, and acceptance of the terms thereof, to the Collateral Agent (acting for and on behalf of the Pledgees) and to the Pledgor.
4.2	Without prejudice to the obligations imposed on the Pledgor in Clause 4.1 and, in the case of future Accounts, Clause 8.3, the Pledgor hereby authorises the Collateral Agent and releases it for this purpose from the restrictions of self-dealing under Section 181 of the German Civil Code to notify each Account Bank and any other relevant third party on its behalf of this Agreement and the Pledges constituted hereunder by delivering a notification substantially in the form set out in Schedule 3 (Form of Notice of Pledge), or in such substantially similar form as the Collateral Agent (acting for and on behalf of the Pledgees) deems appropriate, provided that the Collateral Agent may only make use of this authorisation if the Pledgor has not complied with the obligations imposed on the Pledgor in Clause 4.1 within 10 business days of being notified of such failure (with a copy of such notice being sent to Reynolds Group Holdings Limited) and being requested to comply or if an Enforcement Event has occurred and is continuing.
4.3	The Pledgor shall not be under an obligation to comply with its obligation under Clause 4.1 above whilst an Enforcement Event is not continuing if the Pledgor can prove to the Collateral Agent (acting on behalf of the Pledgees) that notifying the relevant Account Bank of the Pledges created hereunder would not be consistent with, whilst an Enforcement Event is not continuing, the Pledgor retaining control over and the ability to freely use the balance of any such Account. The Collateral Agent will take instructions in accordance with the First Lien Intercreditor Agreement whether or not to agree with the Pledgor’s analysis. For the avoidance of doubt, at the date of this Agreement the Pledgor agrees that notifying the Account Banks of the Pledges created hereunder is not inconsistent with the Pledgor retaining control over and the ability to freely use the balance of any Account existing at the date of this Agreement.
5.	PLEDGOR’S RIGHT OF DISPOSAL
The Pledgor may exercise all rights and powers in respect of each Account until the Pledgees (acting through the Collateral Agent) give notice to the contrary to the Account Bank with a copy to the Pledgor. The Pledgees (acting through the Collateral Agent) may give such notice only if an Enforcement Event has occurred and is continuing.

6.	ENFORCEMENT OF THE PLEDGES
6.1	If (i) an Enforcement Event has occurred and is continuing and (ii) the requirements set forth in Sections 1273 para 2, 1204 et seq. of the German Civil Code with regard to the enforcement of any of the Pledges are met (Pfandreife), in particular, if any of the Obligations has become due and payable, then in order to enforce the Pledges (or any of them), the Collateral Agent may on its own behalf and on behalf of the other Pledgees at any time thereafter avail itself of all rights and remedies that a pledgee has against a pledgor under the laws of the Federal Republic of Germany.
6.2	Notwithstanding Section 1277 of the German Civil Code, the Pledgees are entitled to exercise their rights without obtaining an enforceable judgment or other instrument (vollstreckbarer Titel). The Pledgees shall be entitled to have the Pledges enforced in any manner allowed under the laws of the Federal Republic of Germany.
6.3	The Collateral Agent will notify the Pledgor five business days prior to the enforcement of the Pledges (or any of them) according to Clause 6. No such notification shall be required if (i) the Pledgor has generally ceased to make payments (Zahlungseinstellung), (ii) an application for the institution of insolvency proceedings is filed by or against the Pledgor or (iii) the Pledgees have reasonable grounds to believe that observance of the notice period will adversely affect the legitimate interests (berechtigte Interessen) of the Pledgees.
6.4	If the Pledgees acting through the Collateral Agent should seek to enforce the Pledges pursuant to Clause 6.1 hereof, the Pledgor shall, at its own expense, render forthwith all necessary assistance in order to facilitate the prompt realisation of the Pledges (or any of them) and/or the exercise by the Pledgees, acting through the Collateral Agent, of any other right they may have as Pledgee.
6.5	The Pledgees (acting through the Collateral Agent) may, in their sole discretion, determine which of several security interests (created under this or other security agreements) shall be used to satisfy the Obligations.
6.6	The Pledgor hereby expressly waives all defences of revocation (Einrede der Anfechtbarkeit) and set-off (Einrede der Aufrechenbarkeit) pursuant to Sections 770, 1211 of the German Civil Code.
6.7	The Pledgor hereby expressly waives its defences based on defences any Grantor might have against any of the Obligations (Einreden des Hauptschuldners) pursuant to Section 1211 para 1 sentence 1 alternative 1 of the German Civil Code.
6.8	If the Pledges are enforced or if the Pledgor has discharged any of the Obligations (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor — Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Pledgees shall pass to the Pledgor by subrogation or otherwise. Further, the

Pledgor shall at no time before, on or after an enforcement of the Pledges, and as a result of the Pledgor entering into this Agreement, be entitled to demand indemnification or compensation from a Grantor or any affiliate of a Grantor or assign any of these claims.
7.	LIMITATIONS ON ENFORCEMENT
7.1	The Pledgees shall be entitled to enforce the Pledges without limitation in respect of:
(a)	all and any amounts which are owed under the Credit Documents by the Pledgor itself or by any of its subsidiaries; and

(b)	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Credit Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor or any of its subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time
(in aggregate, the “Unlimited Enforcement Amount”).
7.2	Besides an enforcement in respect of the Unlimited Enforcement Amount pursuant to Clause 7.1 above, the Pledgees shall not be entitled to enforce the Pledge against the Pledgor if and to the extent that:
(a)	the Pledges secure the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and

(b)	the enforcement would have the effect of (x) reducing net assets (Reinvermögen) of the Pledgor’s general partner (Komplementär) (the “Net Assets”) to an amount of less than the Pledgor’s general partner’s (Komplementär) stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than the Pledgor’s general partner’s (Komplementär) stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the stated share capital (Stammkapital) of the Pledgor’s general partner (Komplementär) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.

7.3	The Net Assets shall be calculated as an amount equal to the sum of the values of the assets of the Pledgor’s general partner (Komplementär) (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the liabilities of the Pledgor’s general partner (Komplementär) (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section(3) B, C and D of the German Commercial Code), save that:
(a)	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

(b)	obligations under loans provided to the Pledgor and/or its general partner (Komplementär) by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and

(c)	obligations under loans or other contractual liabilities incurred by the Pledgor and/or its general partner (Komplementär) in violation of the provisions of the Credit Documents shall not be taken into account as liabilities.
The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).
It being understood that the assets of the Pledgor’s general partner (Komplementär) will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Pledgor’s general partner (Komplementär), at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor’s general partner (Komplementär) can carry on as a going concern (positive Fortführungsprognose), in particular when the Pledges are enforced.
7.4	The limitations set out in Clause 7.2 above shall only apply if and to the extent that:
(a)	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce any of the Pledges (the “Notice”), the Pledgor has confirmed in writing to the Collateral Agent (x) to what extent such Pledges are up-stream or cross-stream security as described in Clause 7.2 above and (y) which amount of such up-stream or cross-stream security cannot be enforced as it would cause the net assets of the Pledgor to fall below its stated share capital (taking into account the adjustments set out in Clause 7.3 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor’s stated share capital; or
(b)	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Net Assets of the Pledgor’s general partner (Komplementär) (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 7.3 above, provided that the final sentence of Clause 7.3 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 7.3 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Pledgees shall be entitled to enforce the Pledges irrespective of the limitations set out in Clause 7.2 above.
7.5	If the Pledgees (acting through the Collateral Agent) disagree with the Balance Sheet, the Collateral Agent and the Pledgees shall be entitled to enforce the Pledges up to the amount which, according to the Balance Sheet, can be enforced in compliance with the limitations set out in Clause 7.2 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Collateral Agent and the Pledgees shall be entitled to further pursue their claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining the stated share capital of the Pledgor’s general partner (Komplementär) (calculated as of the date the Pledgees have given notice of their intention to enforce the security created under this Agreement).
7.6	No reduction of the amount enforceable under this Clause 7 will prejudice the right of the Collateral Agent and the Pledgees to continue enforcing the Pledges (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.
8.	UNDERTAKINGS OF THE PLEDGOR
Unless otherwise permitted by the Principal Finance Documents, during the term of this Agreement, the Pledgor undertakes to each of the Pledgees:
8.1	subject to Clause 4.3 to use all reasonable efforts to procure that each Account Bank releases any existing lien, including without limitation any pledge existing by operation of its general business conditions (Allgemeine Geschäftsbedingungen), and waives any right of set-off and right of retention in respect of the Accounts by countersigning and returning an acknowledgement of notice of pledge substantially in the form set out in Schedule 3 (Form of Notice of Pledge) to the Pledgor and the Collateral Agent.
8.2	to instruct each Account Bank to provide the Collateral Agent following receipt by the relevant Account Bank of a notice pursuant to Clause 5 with all information requested by it in respect of the Accounts and to that extent to release each Account Bank from its obligation to maintain confidentiality (Bankgeheimnis) by delivering a notice of pledge to the respective Account Bank in accordance with the requirements set out in Clause 4.1 or, in the case of any future Account, Clause 8.3. The Pledgor undertakes not to revoke such instruction during the term of this Agreement, other than in respect of an Account which is closed or disposed of in accordance with the terms of the Credit Documents;
8.3	to notify the Collateral Agent (for and on behalf of the Pledgees) without undue delay substantially in the form set out in Schedule 4 (Form of Notification of future Accounts) of each new bank account opened by the Pledgor with a credit institution in the Federal Republic of Germany in accordance with Clause 4 above including a designation, as applicable, whether such new bank account is a Social Security Bank Account . For the avoidance of doubt, the Pledgor is aware that any new bank account opened within the Federal Republic of Germany (except in case of a Social Security Bank Account) will become an Account in the meaning of this Agreement upon notice to the Account Bank and will be subject to the Pledge and the obligations assumed by the Pledgor hereunder without any further agreement;
8.4	to close any of the Accounts only upon giving 5 business days prior notice to the Collateral Agent and provided that the Pledgees (acting through the Collateral Agent) have not given a notice pursuant to Clause 5;
8.5	to deliver to the Collateral Agent, within three months after the end of each calendar year ending after January 2010, and at any time upon reasonable request of the Collateral Agent, up-to date account statement sheets (Kontoauszüge) showing the balance on each of the Accounts, provided that the Collateral Agent shall not request such information more than one additional time in any one year prior to the occurrence of an Enforcement Event and while it is continuing;
8.6	with regard to any account books (Sparbücher) and any other documents which are necessary to dispose over (verfügen) any of the Accounts, the Pledgor undertakes to deliver the originals of such documents to the Collateral Agent without undue delay if the Pledgees (acting through the Collateral Agent) have given a notice pursuant to Clause 5 and to deliver to the Collateral Agent upon its reasonable request following such event without undue delay any documents or other information concerning the

Accounts, in particular (but not limited to) the account opening documents and any agreements between the Account Bank and the Pledgor in relation to the Accounts;
8.7	not to grant to any third party any rights in respect of the Accounts (keine Und-Konten oder Oder-Konten oder sonstige Rechte Dritter) (other than those arising under the relevant Account Bank’s general business conditions (Allgemeine Geschäftsbedingungen)) without the prior written consent of the Collateral Agent (such consent not to be unreasonably withheld);
8.8	to inform the Collateral Agent without undue delay of any attachment (Pfändung) and any third parties bringing claims in respect of any of the Accounts, such notice to be accompanied by any documents the Pledgees (or any of them) might need to defend themselves against any claim by a third party. In the case of any attachment (Pfändung) in respect of any of the Accounts, the Pledgor undertakes to forward to the Collateral Agent without undue delay a copy of the attachment order (Pfändungsbeschluss), any transfer order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Pledgor shall inform the attaching creditor of the Pledges without undue delay;
8.9	except as otherwise agreed pursuant to the Principal Finance Documents, insofar as additional declarations or actions are necessary for the creation of the Pledges (or any of them), the Pledgor shall, at the Collateral Agent’s reasonable request, make such declarations and undertake such actions at the Pledgor’s costs and expenses; and
8.10	except as otherwise agreed pursuant to the Principal Finance Documents, to confirm or re-execute, upon reasonable request of the Collateral Agent, on the same terms as contained herein, the Pledges created hereunder in order to ensure that any Future Pledgee shall receive the benefit of such Pledges.
9.	DELEGATION
The Collateral Agent shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement on such terms and conditions as it shall see fit. The Collateral Agent shall only remain liable for diligently selecting and providing initial instructions to such delegate.
10.	INDEMNITY
To the extent set out in the First Lien Intercreditor Credit Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents its attorneys and any delegate against any action, proceeding, claims, losses, liabilities, damages, expenses, demands, taxes, losses and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Agreement or otherwise relating to the Pledges.

11.	NO LIABILITY
Except to the extent provided in the Principal Finance Documents, none of the Collateral Agent, its nominee(s) or agent(s) or delegate(s) shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the assets and rights subject to the security interest created hereunder, save in respect of any loss or damage which is suffered as a result of wilful misconduct (Vorsatz) or gross negligence (grobe Fahrlässigkeit) by the Collateral Agent, its nominee(s) or agent(s) or delegate(s), or (c) the enforcement or realisation of all or any part of the security interest created hereunder.
12.	DURATION AND INDEPENDENCE
12.1	This Agreement shall remain in full force and effect until complete satisfaction of the Obligations. The Pledges shall not cease to exist, if the Grantors under the Credit Documents have only temporarily discharged the Obligations.
12.2	This Agreement shall create a continuing security and no change, amendment, or supplement whatsoever in the Credit Documents or in any document or agreement related to any of the Credit Documents shall affect the validity or the scope of this Agreement nor the obligations which are imposed on the Pledgor pursuant to it.
12.3	This Agreement is independent from any other security or guarantee which may have been or will be given to the Pledgees or the Collateral Agent. None of such other security shall prejudice, or shall be prejudiced by, or shall be merged in any way with this Agreement.
12.4	Waiving Section 418 of the German Civil Code, the Pledgor hereby agrees that the security created hereunder shall not be affected by any transfer or assumption of the Obligations to, or by, any third party.
13.	RELEASE (PFANDFREIGABE)
13.1	Upon complete and irrevocable satisfaction of the Obligations, the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) and the other Pledgees will as soon as reasonably practical declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor as a matter of record. For the avoidance of doubt, the parties are aware that upon full and complete satisfaction of the Obligations the Pledges, due to their accessory nature (Akzessorietät), cease to exist by operation of German mandatory law.
13.2	At any time when the total value of the aggregate security granted by the Pledgor and any of the other Grantors to secure the Obligations (the “Security”), which can be expected to be realised in the event of an enforcement of the Security (realisierbarer Wert), exceeds 110% of the Obligations (the “Limit”) not only temporarily, the

Pledgees shall on demand of the Pledgor release such part of the Security (Sicherheitenfreigabe) as the Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) and the other Pledgees may in their reasonable discretion determine so as to reduce the realisable value of the Security to the Limit.
13.3	The Collateral Agent (as instructed in accordance with the First Lien Intercreditor Agreement) and the other Pledgees, acting through the Collateral Agent, will as soon as reasonably practicable declare in writing the release of the Pledges (Pfandfreigabe) to the Pledgor in accordance with, and to the extent required by, the Intercreditor Arrangements.
14.	PARTIAL INVALIDITY; WAIVER
14.1	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction. The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the parties.
14.2	No failure to exercise, nor any delay in exercising, on the part of the Pledgees, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.
15.	AMENDMENTS
Changes and amendments to this Agreement including this Clause 15 shall be made in writing.
16.	NOTICES AND THEIR LANGUAGE
16.1	All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

For the Pledgor:	Closure Systems International
Deutschland Real Estate GmbH & Co. KG

	Address:	Mainzer Strasse 185,
67547 Worms, Germany
	Telephone:	+49 6241 400 10

	Fax:	+49 6241 400 187

	Attention:	Managing Directors
(Geschäftsführung)
For the Pledgor with a copy to:
	Address:	c/o Rank Group Limited Level 9
148 Quay Street
PO Box 3515
Auckland 1140
New Zealand
	Telephone:	+649 3666 259

	Fax:	+649 3666 263

	Attention:	Helen Golding

For the Pledgees to the Collateral Agent:	The Bank of New York Mellon

	Address:	101 Barclay Street, 4E
New York, N.Y. 10286
The United States of
America
	Telephone:	+212 298 1528

	Fax:	+212 815 5366

	Attention:	International Corporate Trust
16.2	Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. As agreed to in writing in accordance with the First Lien Intercreditor Agreement, notices and other communications hereunder may also be delivered by e-mail to the e-mail address of a representative of the applicable party to this Agreement provided from time to time by such party.
16.3	All notices and other communications given to any party in connection with this Agreement in accordance with the provisions of this Agreement shall be deemed (widerlegbare Vermutung) received on the date sent (if a business day) and on the next business day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by fax or on the date five business days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Clause 16 or in accordance with the latest unrevoked direction from such party given in accordance with this Clause 16.
16.4	Any notice or other communication under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.
17.	APPLICABLE LAW, JURISDICTION
17.1	This Agreement is governed by the laws of the Federal Republic of Germany.

17.2	The place of jurisdiction for any and all disputes arising under or in connection with this Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Pledgees however, shall also be entitled to take action against the Pledgor in any other court of competent jurisdiction. Further, the taking of proceedings against the Pledgor in any one or more jurisdictions shall not preclude the taking of proceedings in any other jurisdiction (whether concurrently or not) if and to the extent permitted by applicable law.
18.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

18.1	The parties to this Agreement may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted by means of telecommunication (telekommunikative Übermittlung) by fax or attached as an electronic photocopy (pdf., tif., etc.) to an e-mail.
18.2	If the parties to this Agreement choose to conclude this Agreement pursuant to sub-Clause 18.1 above, they will transmit the signed signature page(s) of this Agreement to attention of Mr. Philipp Kropatscheck or Ms Corinna May (Philipp.Kropatscheck@cliffordchance.com or Corinna.May@cliffordchance.com, fax: +49 69 7199 4000) (each a “Recipient”). The Agreement will be considered concluded once any of the Recipients has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all parties to this Agreement and at the time of the receipt of the last outstanding signature page(s).

18.3	For the purposes of this Clause 18 only, the parties to this Agreement appoint each Recipient individually as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient to collect the signed signature page(s) from all and for all parties to this Agreement. For the avoidance of doubt, the Recipients will have no further duties connected with their position as Recipient. In particular, the Recipients may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

SIGNATURE PAGE
This Account Pledge Agreement has been entered into on the date stated at the beginning by
Closure Systems International Deutschland Real Estate GmbH & Co. KG
as Pledgor
acting through its general partner (Komplementär) Closure Systems International Deutschland GmbH

By:	/s/ Mark Dunkley	By:	/s/ Philip West

	Name: MARK DUNKLEY		Name: PHILIP WEST
	Title: AUTHORISED SIGNATORY		Title: AUTHORISED SIGNATORY
The Bank of New York Mellon
On its own behalf and on behalf of the parties listed in Part 1 of Schedule 1 hereto under a power of attorney

By:	/s/ Michael Lee	By:

	Name: MICHAEL LEE		Name:
	Title: SENIOR ASSOCIATE		Title:

SCHEDULE 1
PART 1
LIST OF FINANCIAL INSTITUTIONS

Name	Domicile
Australia and New Zealand Banking Group Limited	Melbourne, Australia

BOS International (Australia) Limited	Sydney, Australia

Coöperatieve Centrale Raiffeisen — Boerenleenbank B.A. (“Rabobank”), Frankfurt Branch	Frankfurt, Germany

Credit Suisse, Cayman Island branch	Cayman Islands

DZ Bank AG Deutsche Zentral — Genossenschaftsbank Frankfurt am Main, London Branch	London, United Kingdom

Mizuho Corporate Bank, Ltd., Sydney Branch	Sydney, Australia

Sumitomo Mitsui Banking Corporation, Singapore Branch	Singapore

The Bank of New York Mellon	New York, United States of America

Westpac Banking Corporation	Australia
PART 2
LIST OF ORIGINAL BORROWERS
SIG Euro Holding AG & Co. KGaA
Closure Systems International Holding Inc.
Closure Systems International B.V.
SIG Austria Holding GmbH
Reynolds Consumer Products Holdings Inc.
Reynolds Group Holdings Inc.

PART 3
LIST OF ORIGINAL GUARANTORS
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)
Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
Reynolds Group Issuer Inc. (USA)
Reynolds Group Issuer LLC (USA)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)

Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Group Issuer (Luxembourg) S.A. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)
Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)
PART 4
LIST OF ORIGINAL SENIOR SECURED NOTE GUARANTORS
SIG Euro Holding AG & Co. KGaA (Germany)
SIG Beverages Germany GmbH (Germany)
SIG Combibloc Holding GmbH (Germany)
SIG Vietnam Beteiligungs GmbH (Germany)
SIG Combibloc GmbH (Germany)
SIG Combibloc Systems GmbH (Germany)
SIG Combibloc Zerspanungstechnik GmbH (Germany)
SIG Information Technology GmbH (Germany)
SIG International Services GmbH (Germany)

Beverage Packaging Holdings (Luxembourg) I S.A. (Luxembourg)
Beverage Packaging Holdings (Luxembourg) III S.à r.l. (Luxembourg)
SIG Finance (Luxembourg) S.à.r.l. (Luxembourg)
Reynolds Group Holdings Limited (New Zealand)
SIG Combibloc Group AG (Switzerland)
SIG Finanz AG (Switzerland)
SIG Technology AG (Switzerland)
SIG allCap AG (Switzerland)
SIG Combibloc (Schweiz) AG (Switzerland)
SIG Schweizerische Industrie-Gesellschaft AG (Switzerland)
SIG Holding USA Inc. (USA)
SIG Combibloc Inc. (USA)
Reynolds Group Holdings Inc. (USA)
Closure Systems International Holdings (Germany) GmbH (Germany)
Closure Systems International Deutschland GmbH (Germany)
Closure Systems International Deutschland Real Estate GmbH & Co KG (Germany)
Closure Systems International (Luxembourg) S.à r.l. (Luxembourg)
Reynolds Consumer Products (Luxembourg) S.à r.l. (Luxembourg)
Closure Systems International B.V. (The Netherlands)
Reynolds Consumer Products International B.V. (The Netherlands)
Closure Systems International Holdings Inc. (Delaware, USA)
Closure Systems International Inc. (Delaware, USA)
Reynolds Packaging Machinery Inc. (Delaware, USA)
Closure Systems Mexico Holdings LLC (Delaware, USA)
CSI Mexico LLC (Delaware, USA)
Southern Plastics, Inc. (Louisiana, USA)
CSI Sales & Technical Services Inc. (Delaware, USA)
Reynolds Consumer Products Holdings Inc. (Delaware, USA)

Bakers Choice Products, Inc. (Delaware, USA)
Reynolds Consumer Products Inc. (Delaware, USA)
Reynolds Foil Inc. (Delaware, USA)
Reynolds Services Inc. (Delaware, USA)

SCHEDULE 2
LIST OF ACCOUNTS
PART 1 — LIST OF ACCOUNTS

	Bank Sort Code	Name and address of
(Sub-) Account No.	(Bankleitzahl)	Account Bank	Type of account	Currency
[ ]	IBAN DE75 5004 0000 0058 30690 00 BLZ 50040000	Commerzbank AG, Kaiserstraße 30,60311 Frankfurt am Main	Giro	EUR
PART 2 — LIST OF EXCLUDED ACCOUNTS
Currently none

SCHEDULE 3
FORM OF NOTICE OF PLEDGE
[Letterhead of Pledgor]

Absender/From:	[Pledgor]

An/To:	[Account Bank]

Datum/Date:	[•]

Verpfändungsanzeige	Notice of Pledge

Betrifft: Konto Nr. [•]	Re: Account No. [•]

Sehr geehrte Damen und Herren,	Dear Sirs,

Hiermit zeigen wir Ihnen an, dass wir gemäß Ziffer 2.1 des hier in Kopie beigefügten Kontenverpfändungsvertrags vom [•] (der “Kontenverpfändungsvertrag”) alle Rechte und Ansprüche bezüglich des o. g. Kontos und aller sonstigen bei Ihnen geführten Konten (die “Konten”) (inklusive aller Unterkonten, etwaiger Neueröffnungen, Verlängerungen, Umbenennung und Festgeldkonten) zu Gunsten von [Collateral Agent] (der “Sicherheitentreuhänder”) und anderen (zusammen die “Pfandgläubiger”) verpfändet haben.
We hereby give you notice that pursuant to Clause 2.1 of a account pledge agreement dated [•] (the “Account Pledge Agreement”), a copy of which is attached hereto, we have pledged in favour of [Collateral Agent] (the “Collateral Agent”) and others (together the “Pledgees”) all of our rights and claims in respect of the above account and all other accounts maintained with you from time to time (the “Accounts”) (including all sub-accounts thereof, renewals, replacements, redesignations and related fixed deposit accounts thereof).

Die Verpfändung umfasst insbesondere alle Ansprüche auf gegenwärtige und zukünftige Guthaben (einschließlich Spareinlagen, Termineinlagen, Festgeldeinlagen und Tagesgeldeinlagen) und positive Salden sowie alle darauf anfallenden Zinsen.
The pledges comprise in particular all claims to present and future cash deposits (including saving deposits, time deposits, fixed deposits and call money deposits) and credit balances and all claims to interest payable in relation thereto.

Solange Sie als kontoführende Bank keine gegenteilige Nachricht vom Sicherheitentreuhänder erhalten, sind wir ermächtigt, über die Konten und insbesondere die Kontenguthaben zu verfügen. Im Fall des Erhalts einer entsprechenden Nachricht sind Sie als kontoführende Bank gehalten, keinerlei Verfügungen unsererseits über die Konten und die Kontenguthaben mehr zuzulassen.
Until notice to the contrary from the Collateral Agent to be served on you as account bank, we may continue to operate the Accounts and in particular may dispose over the amounts standing to the credit thereof. Upon receipt of such aforesaid notice to the contrary, you as account bank shall not allow any dispositions by us of the Accounts and of the amounts standing to the credit thereof.

Wir verzichten hiermit in bezug auf alle bei Ihnen geführten Konten zu Gunsten der Pfandgläubiger auf unser Recht auf	We herewith waive all rights of confidentiality (Bankgeheimnis) in relation to all accounts held with you for the benefit of

Vertraulichkeit (Bankgeheimnis) und beauftragen und ermächtigen Sie hiermit, nachdem Sie die o.g Nachricht vom Sicherheitentreuhänder erhalten haben, dem Sicherheitentreuhänder auf sein Verlangen jede gewünschte Information im Hinblick auf solche Konten zu geben.
the Pledgees. If you have received the above notice from the Collateral Agent we hereby instruct and authorise you to provide the Collateral Agent with any information requested by it in respect of such accounts.

Diese Verpfändungsanzeige unterliegt deutschem Recht.	This notice of pledge shall be construed in accordance with German law.

In Zweifelsfällen gilt die deutsche Fassung dieser Verpfändungsanzeige.	In cases of doubt the German version of this notice of pledge shall prevail.

Wir bitten Sie, die dieser Verpfändungsanzeige beigefügte Empfangsbestätigung als Zeichen Ihres Einverständnisses mit den hierin und in der Empfangsbestätigung genannten Bestimmungen unterzeichnet sowohl an uns als auch an den Sicherheitentreuhänder (für die Pfandgläubiger) zu senden. Die Adresse des Sicherheitentreuhänders ist die folgende:
Please sign the enclosed Acknowledgement of Notice of Pledge in order to acknowledge receipt of this notice and your agreement to the terms set out herein and in the enclosed Acknowledgement and return the same to us and to the Collateral Agent (for and on behalf of the Pledgees). The address of the Collateral Agent is the following:

[name and address of Collateral Agent].

Mit freundlichen Grüßen	Yours faithfully

[Pledgor]

(Geschäftsführer/Managing Director)

[Letterhead of Account Bank]

Absender/From:	[Account Bank]

An/ To:	[Collateral Agent] und/and [Pledgor]

Datum/ Date:	[•]

Bestätigung des Empfangs einer Verpfändungsanzeige	Acknowledgement of Notice of Pledge

Betrifft: Konto Nr. [•]	Re: Account No. [•]

Sehr geehrte Damen und Herren,	Dear Sirs,

Wir bestätigen hiermit den Erhalt der Verpfändungsanzeige vom [Datum] sowie der Kopie des Kontoverpfändungsvertrags vom [•] und unser Einverständnis mit den darin enthaltenen Bestimmungen.	We hereby acknowledge receipt of the notice of pledge dated [date] and of a copy of the account pledge agreement dated [•] and confirm our agreement with the terms set out therein.

Wir versichern, dass wir keine Verpfändungsanzeige bzgl. der verpfändeten Konten erhalten haben und uns mit Ausnahme unseres AGB-Pfandrechts keine Rechte Dritter an den verpfändeten Konten bekannt sind.
We confirm that we have neither received any previous notice of pledge relating to the pledged accounts nor are we aware of any third party rights in relation to the accounts except for the right of pledge arising pursuant to our general business conditions.

Wir verpflichten uns hiermit, sowohl im eigenen Namen als auch für unsere jeweiligen Rechtsnachfolger, die in der obengenannten Verpfändungsanzeige enthaltenen Bestimmungen und Anweisungen zu befolgen.
We hereby confirm on behalf of ourselves and our legal successors in title that we will act in accordance with the terms and instructions set out in the notice of pledge referred to above.

Wir verzichten hiermit unwiderruflich und bedingungslos auf jegliche Aufrechnungs- und Zurückbehaltungsrechte bzgl. der Konten, wobei es unser Verständnis ist, dass Saldierungen bei Kontokorrentkonten weiterhin vorgenommen und Kontoführungsgebühren und retournierte Schecks den Konten weiterhin ohne Einschränkung belastet werden dürfen.
We hereby irrevocably and unconditionally waive our rights in respect of and agree not to make any set-off from the Accounts or invoke any rights of retention in relation to the Accounts; it being understood that the balancing of current accounts shall be permitted and that account-keeping fees and returned cheques may furthermore be debited without restriction.

Des Weiteren erklären wir hiermit, dass wir das aufgrund unserer Allgemeinen Geschäftsbedingungen an den Konten bestehende Pfandrecht aufgeben.	We hereby release the pledge granted in our favour in respect of the Accounts pursuant to our General Business Conditions.

Dieses Schreiben unterliegt deutschem Recht.	This letter shall be construed in accordance with German law.

In Zweifelsfällen gilt die deutsche Fassung dieses Schreibens.	In cases of doubt the German version of this letter shall prevail.

Mit freundlichen Grüßen	Yours faithfully

[Account Bank]

______________________________________
([Name des Unterzeichners/name of signatory])

SCHEDULE 4
FORM OF NOTIFICATION OF FUTURE ACCOUNTS

From:	[Pledgor]

To:	[Collateral Agent], on its own behalf and for and on behalf of the Pledgees (as defined in the Account Pledge Agreement, as defined below)

Date:	[Date of Notification]

Re:	Account pledge agreement dated [date of this Agreement] between us as pledgor and you and others as pledgees (the “Account Pledge Agreement”)
Dear Sirs,
In accordance with Clause 16.3 of the Account Pledge Agreement, we hereby give you notice that we [will open/have opened] the following bank account (the “New Account”):

(Sub-) Account	Bank Sort Code	Name and address of Account	Type of
No.	(Bankleitzahl)	Bank (the “Account Bank”)	Account
[•]	[•]	[•]	[•]
Capitalised terms not otherwise defined herein shall have the meaning ascribed thereto in the Account Pledge Agreement.
We hereby confirm that all our present and future rights and claims (whether conditional or unconditional) arising against the Account Bank from or in relation to the New Account (as specified in Clause 2.1 of the Account Pledge Agreement) are pledged to each of the Pledgees pursuant to the Account Pledge Agreement as security for the Obligations. We expressly acknowledge that all obligations imposed on us in the Account Pledge Agreement in respect of the Accounts also apply for the New Account.
By way of an independent guarantee (selbstständiges Garantieversprechen), we make the representations and warranties set out in Clauses 8.2 of the Account Pledge Agreement in respect of the New Account.
[In accordance with Clause 16.3 of the Account Pledge Agreement, we enclose a copy of the notice of pledge we have given to the Account Bank in respect of the New Account as well as an original copy of the acknowledgement countersigned by the Account Bank.]

Yours faithfully

[Pledgor]
By:
Name:
Title: Managing Director (Geschäftsführer)